UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 16, 2008 (May 14, 2008)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Avenue, Suite 2900, Houston, Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On May 14, 2008, Crimson Exploration Inc. issued a press release announcing financial results for the first quarter March 31, 2008. The press release is included in this report as Exhibit 99.1.

The information contained in Exhibit 99.1 is incorporated herein by reference. The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number	Description
Exhibit 99.1	Press Release dated May 14, 2008 (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION, INC.

Date: May 16, 2008	By:	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Press Release dated May 14, 2008

Exhibit 99.1

Crimson Exploration Announces First Quarter 2008 Financial Results

HOUSTON, May 14, 2008 (BUSINESS WIRE) -- Crimson Exploration Inc. (OTCBB:CXPO) today announced financial results for the first quarter 2008.

Highlights

▪	Record quarterly revenue of $45.0 million
▪	Record quarterly production of 4.8 Bcfe
▪	Daily production for the first quarter of 2008 averaged 52,570 Mcfed, up 772% over the 2007 quarter
▪	Sale of Barnett Shale interests for approximately $34.0 million
▪	Reduction in net debt by $31.0 million

Summary Financial Results

The Company reported income before income taxes for the first quarter of 2008 of $1.3 million compared to a loss before income taxes of $2.5 million for the first quarter of 2007. Negatively impacting the first quarter results for 2008 was a $28.5 million non-cash charge recorded to reflect the unrealized mark-to-market exposure on our commodity price and interest rate hedge instruments as required by SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”. Recorded in the first quarter 2007 was a $1.9 million non-cash charge related to the mark-to-market requirement. Also recognized in the first quarter of 2008 was a $15.2 million gain on the sale of our interests in the Fort Worth Barnett Shale. Exclusive of the effects of the mark-to-market charges in 2007 and 2008, and the gain from the Barnett Shale in 2008, income before taxes for the first quarter of 2008 would have been $14.6 million, compared to a loss before taxes of $0.7 million in 2007. Net income for the first quarter of 2008 was $0.7 million compared to a net loss of $1.6 million for the first quarter of 2007.

Net cash flow from operations for the first quarter of 2008, which consists of net cash provided by operating activities, plus the period change in certain working capital and other cash flow items, was $27.6 million, a $26.3 million increase over the $1.3 million reported for the 2007 quarter. The increase in cash flow was attributable to the South Texas and Gulf Coast producing assets acquired in May 2007 ("STGC Acquisition"), offset in part by increased interest expense and general and administrative costs related to the increase in debt and infrastructure growth after the acquisition.

Revenues for the first quarter of 2008 were $45.0 million compared to revenue of $4.5 million in the prior year quarter, an approximate ten-fold increase that was attributable primarily to the STGC Acquisition, and to a lesser extent, higher oil and gas price realizations.

Production for the first quarter of 2008 was 4.8 Bcfe of natural gas equivalents, or 52,570 Mcfe per day, compared with production of 542,818 Mcfe, or 6,031 Mcfe per day, in the 2007 quarter. The dramatic increase in production for the quarter was attributable to the STGC Acquisition and to production increases from our 2007 and 2008 drilling programs.

Average prices realized in the first quarter of 2008 (including the effects of realized gains/losses on our commodity price hedges) were $78.62 per barrel, $8.39 per Mcf, $57.18 per barrel and $9.39 per Mcfe for oil, natural gas, natural gas liquids and natural gas equivalents, respectively. For the first quarter of 2007, average prices realized were $60.28 per barrel, $7.07 per Mcf and $8.33 per Mcfe for oil, natural gas, and natural gas equivalents, respectively.

Lease operating expenses for the first quarter of 2008 were $8.7 million compared to $1.8 million in the prior year quarter, an increase primarily due to the additional properties from the STGC Acquisition. On a per Mcfe produced basis, lease operating expenses were $1.82 per Mcfe for the first quarter 2008, compared to $3.34 per Mcfe for the first quarter 2007. Exploration expenses were $86,000 for the first quarter of 2008 compared to $136,000 for the prior year quarter. DD&A expense for the first quarter of 2008 was $11.2 million, or $2.33 per Mcfe, compared to $0.8 million, or $1.42 per Mcfe, in the prior year quarter.

General and administrative expense in the first quarter of 2008 was $4.7 million, or $0.99 per Mcfe, compared to $2.3 million, or $4.26 per Mcfe, in the prior year quarter. The increase in total expense over the prior year was primarily due to higher personnel and infrastructure costs associated with the expansion of our technical and support teams after the STGC Acquisition. Exclusive of the non-cash stock option expense recognized pursuant to SFAS 123R, cash general and administrative expenses were $0.74 per Mcfe for the first quarter of 2008 and $2.39 per Mcfe for the first quarter of 2007.

Other expense was $34.1 million for the first quarter of 2008 compared to $2.0 million in the prior year quarter. The major increases in these quarterly amounts were higher interest expense of $5.2 million in 2008, compared to $18,000 in 2007, due to the higher outstanding balances on our credit facilities related to the STGC Acquisition, and the non-cash charge of $28.5 million in 2008 related to the unrealized mark to market exposure on our derivative instruments, compared to a similar non-cash charge of $1.9 million in 2007.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and twelve month periods ending March 31, 2008 and 2007:

	Three Months Ended
	March 31,
	2008	2007	%
Total Volumes Sold:
Crude oil (barrels)	136,157	38,287	256%
Natural gas (Mcf)	3,151,837	313,096	907%
Natural gas liquids (barrels)	135,854	—	—%
Natural gas equivalents (Mcfe)	4,783,903	542,818	781%

Daily Sales Volumes:
Crude oil (barrels)	1,496	425	252%
Natural gas (Mcf)	34,636	3,479	896%
Natural gas liquids (barrels)	1,493	—	—%
Natural gas equivalents (Mcfe)	52,570	6,031	772%

Daily Sales Volumes (Mcfe) by Area:
LA Onshore	6,990	3,103	125%
TX Onshore	27,724	2,255	1129%
Colorado	773	624	24%
Other	24	49	-51%
Non-Operated	17,059	—	—%
	52,570	6,031	772%
Average oil sales price ($ per Bbl):
Average price received in field	$93.05	$55.83	85%
Realized effects of hedging instruments	(14.43)	4.45	na
Net realized price, after hedging	$78.62	$60.28	39%

Average gas sales price ($ per Mcf):
Average price received in field	$8.09	$6.71	31%
Realized effects of hedging instruments	0.30	0.36	na
Net realized price, after hedging	$8.39	$7.07	24%

Average NGL sales price ($ per Bbl):
Average price received in field	$57.18	$—	—%
Realized effects of hedging instruments	—	—	na
Net realized price, after hedging	$57.18	$—	—%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.82	$3.34	-46%
Depreciation and depletion expense	$2.33	$1.42	64%
General and administrative expense	$0.99	$4.26	-77%
Interest	$1.09	$0.03	3188%

Net cash flow from operations	$27,568,092	$1,254,790	2097%

EBITDAX	$32,827,282	$1,422,157	2208%

Capital expenditures
Exploratory	$10,487,774	$1,214,193
Development	12,483,287	5,134,308
Other	(445,554)	69,200
	$22,525,507	$6,417,701

Capital expenditures by Area
LA Onshore	$676,354	$25,696
TX Onshore	17,688,192	6,221,995
Colorado	—	44,859
Non-operated	4,065,739	—
Other	95,222	125,151
	$22,525,507	$6,417,701

Earnings per Common Share
Basic	$(0.07)	$(0.74)
Fully Diluted	$(0.07)	$(0.74)

CRIMSON EXPLORATION INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2008	2007
ASSETS
Total current assets	$54,107,282	$36,282,857
Net property and equipment	350,206,236	356,488,602
Total other assets	5,191,267	5,964,907

Total Assets	$409,504,785	$398,736,366

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$67,556,976	$48,680,537
Total non-current liabilities	270,248,253	280,402,748
Total stockholders’ equity	71,699,556	69,653,081

Total Liabilities & Stockholders’ Equity	$409,504,785	$398,736,366

CRIMSON EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007

OPERATING REVENUES
Oil and gas sales	$44,928,196	$4,520,789
Operating overhead and other income	107,895	26,337
Total operating revenues	45,036,091	4,547,126

OPERATING EXPENSES
Lease operating expenses	8,700,334	1,812,208
Exploration expenses	85,842	135,611
Depreciation, depletion and amortization	11,156,823	771,766
Asset retirement obligations	131,971	74,719
General and administrative	4,746,707	2,310,227
Gain on sale of assets	(15,185,929)	—
Total operating expenses	9,635,748	5,104,531

INCOME (LOSS) FROM OPERATIONS	35,400,343	(557,405)

OTHER EXPENSE
Interest expense	(5,206,870)	(17,969)
Other financing costs	(377,255)	(77,258)
Unrealized loss on derivative instruments	(28,482,519)	(1,862,113)
Total other expense	(34,066,644)	(1,957,340)

INCOME (LOSS) BEFORE INCOME TAXES	1,333,699	(2,514,745)

INCOME TAX (EXPENSE) BENEFIT	(670,056)	952,151

NET INCOME (LOSS)	$663,643	$(1,562,594)

Non-GAAP Financial Measures

Crimson also presents earnings before interest, taxes, depreciation, amortization and exploration expenses (“EBITDAX”) and net cash flow from operations, which consists of net cash, provided by operating activities plus the period change in certain working capital and other cash flow items. Exploration expenses include geological and geophysical costs, lease rental costs and dry hole costs expensed under the successful efforts method of accounting, but capitalized under the alternative full cost accounting rules. Management uses these measures to assess the company's ability to generate cash to fund operations, exploration and development activities. Management interprets trends in these measures in a similar manner as trends in operations, cash flow and liquidity. Neither EBITDAX, nor net cash flows from operations, should be considered as alternatives to net income (loss), income from operations or net cash provided by operational activities as defined by GAAP. The following is a reconciliation of net cash provided by operating activities to net cash flow from operations and EBITDAX:

	Three Months Ended
	March 31,
	2008	2007

Net cash provided by (used in) operating activities	$23,269,526	$(3,530,563)
Changes in working capital
Accounts receivable	1,505,956	1,005,270
Prepaid expenses	66,411	237,190
Accounts payable and accrued expenses	2,726,199	3,542,893

Net cash flow from operations	27,568,092	1,254,790

Interest expense and other financing	5,298,778	45,893
Exploration expenses	85,842	135,611
Other	(125,430)	(14,137)

EBITDAX	$32,827,282	$1,422,157

Updated Guidance for 2008

The Company is providing the following updated production guidance, on an annual basis for the calendar year 2008. Ranges for lease operating expenses, depletion, cash general and administrative expenses and price differentials remain unchanged from prior guidance and are based on the midpoint of production guidance.

Production	50,000 – 55,000 Mcfe per day

Lease operating expenses, including production taxes	$1.70 - $1.85 per Mcfe

Depletion, depreciation and amortization	$2.40 - $2.60 per Mcfe

Cash general and administrative costs	$0.70 - $0.80 per Mcfe

Oil price differentials, before effect of hedges	$2.75 - $3.50 per barrel below NYMEX-WTI

Gas price differentials, before effect of hedges	$0.07 - $0.15 per Mcfe above Houston Ship Channel

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Tuesday, May 20, 2008 at 9:30 a.m. CDT. Those interested in participating may do so by calling the following phone number: 1-800-723-6604, (International 1-785-830-7977) and entering the following participation code 4628253. A replay of the call will be available from Tuesday, May 20, 2008 at 12:30 p.m. CDT through Tuesday, May 27, 2008 at 12:30 p.m. CDT by dialing toll free 1-888-203-1112, (International 1-719-457-0820) and asking for replay ID code 4628253.

Crimson Exploration is an independent oil and gas company based in Houston, Texas, with producing assets primarily focused in South Texas, the Texas Gulf Coast and South Louisiana.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission ("SEC"). Such statements include those concerning Crimson's strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson's control. Statements regarding future production, revenue, costs and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2007, for a further discussion of these risks.

SOURCE: Crimson Exploration Inc.

Crimson Exploration Inc., Houston

E. Joseph Grady, 713-236-7400